Exhibit 10.1

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is entered into and effective as of March 28, 2019, by and between INDEPENDENT BANK CORP., a Massachusetts corporation and a registered bank holding company (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).
RECITALS
The Company has requested that the Lender extend to it credit in the aggregate principal amount not to exceed $125,000,000 in the form of Revolving Loans in the maximum principal amount of $50,000,000 and a Term Loan in the aggregate principal amount of $75,000,000. The Lender is willing to extend such credit to the Company upon all of the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
SECTION 1 DEFINITIONS AND TERMS
1.1    Definitions. As used in this Agreement, the following terms have the following meanings:
“Affiliate” shall mean, as to any Person, any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if the controlling Person directly or indirectly, owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.
“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented, modified or extended from time to time.
“Alternate Base Rate” shall mean for any day, a rate of interest per annum equal to the highest of (i) 0.0%, (ii) the Prime Rate for such day minus 1.00%, and (iii) the Federal Funds Effective Rate for such day minus 0.50% per annum.
“Applicable Margin” shall mean 1.15% for the Revolving Loans and 1.25% for the Term Loan.
“Average Assets” shall mean, with respect to the Company and the Bank Subsidiaries on a consolidated basis, the average Total Assets of such entities as of the most recent four (4) Fiscal Quarters as set forth on the most recent Call Reports of the Company, and as calculated in accordance with GAAP.
“Average Daily Principal Balance” shall mean, for any Fiscal Quarter (or portion thereof), the average daily principal balance of the Revolving Loans outstanding during such Fiscal Quarter (or portion thereof).

“Bank Subsidiary” shall mean Rockland Trust Company, and any Person which is now or hereafter an “insured depository institution” within the meaning of 12 U.S.C. Section 1813(c), as amended, and which is now or hereafter “controlled” by the Company within the meaning of 12 U.S.C. Section 1841(a), as amended.
“BHB” shall mean Blue Hills Bancorp, Inc., a Maryland corporation.
“BHB Merger” shall mean the merger of BHB with and into the Company, with the Company as the surviving corporation, pursuant to the terms of the BHB Merger Agreement.
“BHB Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 20, 2018 by and among Independent Bank Corp., Rockland Trust Company, BHB and Blue Hills Bank.
“Borrowing Date” shall mean a date on which Company has requested the funding of Loans or conversion of interest rates under this Agreement, which date must be a Business Day and may not be later than one Business Day prior to the Termination Date.
“Business Day” shall mean a New York Banking Day.
“Call Report” shall mean the quarterly report of income and condition filed by the Company or Bank Subsidiary on form FR Y-9C, FR Y-9LP or FFIEC 041, as applicable, with its primary federal regulator.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” shall mean (a) the acquisition by any Person, or two (2) or more Persons acting in concert, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Company or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of 20% or more of the outstanding shares of voting ownership interests of the Company on a fully diluted basis, or (b) the lease, sale or transfer or other disposition of all or substantially all of the assets of the Company in one or a series of transactions to any Person, or two (2) or more Persons acting in concert. “Change of Control” shall not include, however, any of the foregoing transactions among Subsidiaries of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.
“Company” has the meaning set forth in the preamble to this Agreement.

“Default” shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval system of the United States Securities and Exchange Commission.
“Employee Plan” shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company or its Subsidiaries and covered by Title IV of ERISA, including, without limitation, any “multiemployer plan” as defined in ERISA.
“Environmental Law” shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.
“Environmental Liability” shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.
“Event of Default” shall have the meaning assigned in Section 7.1.
“Excluded Taxes” means, in case of the Lender, Taxes imposed on its net income, gross profit or other similar measures, franchise Taxes, branch profits Taxes, and other similar taxes imposed on the Lender.
“FDIC” shall mean the Federal Deposit Insurance Corporation and any successor thereof.
“Federal Funds Effective Rate” shall mean, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Lender from three (3) Federal funds brokers of recognized standing selected by the Lender in its sole discretion.
“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company, ending on the last day of March, June, September and December of each calendar year.
“Fiscal Year” shall mean any of the annual accounting periods of the Company ending on December 31 of each calendar year.
“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board and the Securities and Exchange Commission acting through appropriate boards or committees thereof for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries.
“Government Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing and including, without limitation, each Regulatory Authority.
“Hazardous Substance” shall mean any pollutant, contaminant, waste, or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous or toxic in, or subject to regulation under, the Compre-hensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, and any applicable state department or county department of health or similar entity.
“Holding Company Indebtedness” shall mean all (a) indebtedness of the Company for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, excluding (x) trade payables incurred in the ordinary course of business, and (y) any working capital adjustments or indemnification obligations in respect of Permitted Acquisitions which are to be paid in cash when calculated and not deferred (but including any “earn-out” or other similar payment obligation payable in connection with a Permitted Acquisition (solely to the extent the amount of such “earn-out” or other similar payment obligation has become certain and is no longer contingent)); (c) commitments by which the Company assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations of the Company which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company which would, in accordance with GAAP, be included on the liability portion of a balance sheet, including, without limitation, Rate Management Transactions.
“Indebtedness” shall mean all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, excluding (x) trade payables incurred in the ordinary course of business, and (y) any working capital adjustments or indemnification obligations in respect of Permitted Acquisitions to be paid in cash when calculated and not deferred (but including any “earn-out” or other similar payment obligation payable in connection with a Permitted Acquisition (solely to the extent the amount of such “earn-out” or other similar payment obligation has become certain and is no longer contingent)); (c) commitments by which the Company or a Subsidiary assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company or a Subsidiary, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet, including, without limitation, Rate Management Transactions.
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Company or its Subsidiaries under any Related Document, other than Excluded Taxes and Other Taxes.
“Indemnitee” has the meaning set forth in Section 5.9 hereof.
“Lender” has the meaning set forth in the preamble to this Agreement.
“LIBOR Rate” shall mean an annual rate equal to the Applicable Margin plus the greater of (a) zero percent (0%) and (b) the one-month LIBOR rate quoted by the Lender from Reuters Screen LIBOR01 Page or any successor thereto which may be designated by Lender as provided below, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on each Reprice Date. If the initial advance under any Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. The Lender’s internal record of applicable interest rates (including without limitation Lender’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable or shall cease to exist) shall be determinative in the absence of manifest error.
“LIBOR Rate Loans” shall mean Loans to the extent LIBOR Rate is the base rate of interest for such Loans under this Agreement.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the uniform commercial code or comparable law of any jurisdiction.
“Loan Account” shall mean an account on the books of the Lender in which the Lender will record, pursuant to Section 2.4, the Obligations, payments made upon the Obligations, and other advances, debits and credits pertaining to the Obligations.

“Loan Loss Reserves” shall mean, as of any date of determination, the loan loss reserves of the Company on a consolidated basis as of such date.
“Loan/Rate Conversion Request” shall mean a Loan/Rate Conversion Request completed by the Company substantially in the form of Exhibit A hereto.

“Loans” shall mean the Revolving Loans and the Term Loan.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the business or financial condition of the Company and its Subsidiaries taken as a whole, (b) any material adverse event resulting from actions by Regulatory Authorities, which has had a material effect on the Company and its Subsidiaries, taken as a whole, (c) a material adverse effect upon the rights and remedies of the Lender under this Agreement or any Related Document, or (d) a material impairment of the ability of the Company to perform its payment obligations under this Agreement or any Related Document to which it is a party. A Material Adverse Effect shall be deemed to have occurred if the cumulative effect of an individual event and all other then existing events would result in a Material Adverse Effect.
“Maximum Available Commitment” shall mean an amount, if any, equal to the excess of the Revolving Loan Commitment minus the outstanding principal amount of all Revolving Loans.
“MNB” shall mean MNB Bancorp, Inc., a Massachusetts corporation.
“MNB Merger” shall mean the merger of MNB with and into the Company, with the Company as the surviving corporation, pursuant to the terms of the MNB Merger Agreement.
“MNB Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 29, 2018 by and among Independent Bank Corp., Rockland Trust Company, MNB and The Milford National Bank and Trust Company.
“Negative Pledge Agreement” shall mean the Negative Pledge Agreement, in the form of Exhibit B hereto, by and between the Company and the Lender, as amended, supplemented, modified, extended or restated from time to time, pursuant to which the Company shall agree not to pledge or grant a lien on the stock of any Bank Subsidiary to any Person.
“Net Income” or “Net Loss” shall mean, for any period, the net after-tax income (or net loss) of a Person on a consolidated basis determined in accordance with GAAP, excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends, (b) interest in any net earnings of Persons in which a Person has an ownership interest, other than Subsidiaries, not actually received, (c) gains or losses resulting from the sale of investments or other capital assets (other than transactions of any Bank Subsidiary in the ordinary course of business), and (d) gains on acquisitions arising from the acquisition method of accounting for business combinations.
“New York Banking Day” shall mean any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Non-Performing Assets” shall mean, at any time, the sum of all Non-Performing Loans plus OREO of the Company on a consolidated basis.
“Non-Performing Loans” shall mean, at any time, the aggregate principal amount (including any capitalized interest) of all nonaccruing loans of the Company on a consolidated basis plus the aggregate principal amount of all loans of the Company on a consolidated basis that are ninety (90) days or more past due and still accruing minus the portion of any such loan which is guaranteed by the United States of America minus loans reported as “covered assets” in the applicable quarterly financial statements filed with the appropriate Governmental Agency and which relate to loss-share arrangements with the FDIC minus troubled debt restructurings (so long as such troubled debt restructurings continue to accrue interest).
“Notes” shall mean the Revolving Credit Note, the Term Note, and any note(s) or obligation(s) issued in substitution, replacement, renewal, amendment or restatement thereof.
“Obligations” shall mean the Revolving Loans, the Term Loans, all mandatory prepayments, all costs and expenses payable to the Lender hereunder or under the Related Documents, and all liabilities of the Company to the Lender under this Agreement and the Related Documents; provided that for the avoidance of doubt, only liabilities and Holding Company Indebtedness of the Company, and not any liabilities or Indebtedness of any Subsidiary of the Company, shall be included as Obligations.
“OREO” shall mean, with respect to the Company on a consolidated basis, all real estate other than premises owned or controlled by the Company and its consolidated Subsidiaries and direct and indirect investments of the Company and Subsidiaries in real estate ventures, in each case to the extent included in OREO Amount.
“OREO Amount” shall mean, with respect to the Company on a consolidated basis as of any date of determination, 100% of the aggregate principal amount set forth in item 3.g. on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only - Federal Financial Institution Examination Counsel Form 041 most recently filed by the Company with the appropriate Regulatory Authorities.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Related Document.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereof.
“Permitted Acquisition” means the acquisition of BHB, MNB and any other transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person consummated on or after the date of this Agreement by the Company or any of its Subsidiaries to the extent that, other than with respect to the acquisition of BHB or MNB, each of the following conditions shall have been satisfied:
(a)such transaction is an acquisition of a Person or of assets that are located in the United States and the acquisition does not, on a pro forma basis together with all other such acquisitions during the preceding 12 month period (other than the BHB Merger and the MNB Merger), constitute more than 50% of the Company’s consolidated assets;

(b)any such transaction shall be on a non-hostile basis and approved by the board of directors (or other equivalent governing body) of all the parties to the transaction and all other material governmental approvals shall have been obtained;

(c)all of the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted for a bank holding company or a Massachusetts state bank;

(d)immediately after giving effect to such transaction, no Default or Event of Default shall exist;

(e)after giving effect to such transaction, each of the representations and warranties in this Agreement and each other Related Document is true and correct in all material respects (or, in the case of any such representation or warranty that is qualified as to materiality or Material Adverse Effect, true and correct in all respects) on the date of the consummation of such transaction (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(f)the Company shall not, as a result of or in connection with any such acquisition, assume or incur any Indebtedness, except to the extent any such assumed or incurred Indebtedness is expressly permitted pursuant to Section 6.2; and

(g)the Company shall have furnished to Lender at least three (3) Business Days prior to the consummation of such acquisition (as such time may be shortened by the Lender, acting in its sole discretion) (i) a certificate of the Company demonstrating on a pro forma basis compliance with the financial covenants set forth in this Agreement as of the most recent quarter for which financial statements have been delivered to Lender pursuant to Section 5.3, and (ii) copies of such other agreements, instruments and other documents as Lender reasonably shall request.

“Permitted Liens” shall mean: (a) Liens for Taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no material adverse impact upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) [Reserved]; (e) Liens evidenced by capital leases, conditional sales, purchase money Liens or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of Property solely for the purposes of securing the Indebtedness incurred to finance the cost of such Property, provided no such Lien shall extend to any Property other than the Property so acquired and identifiable proceeds; (f) government deposit security pledges; (g) liens and pledges made in connection with repurchase agreements entered into by any Bank Subsidiary; (h) Liens existing on any asset of any Person at the time such Person is acquired by or is combined with any of the Company’s Subsidiaries (including pursuant to a Permitted Acquisition), provided the Lien was not created in contemplation of that event; (i) Liens on Property required by Regulation W promulgated by the Federal Reserve System; (j) Liens in the ordinary course of business in favor of any Federal Reserve Bank or the United States Treasury; (k) Liens in the ordinary course of business in favor of any Federal Home Loan Bank; (l) Liens incidental to the conduct of business or ownership of Property of any of the Company’s Subsidiaries which do not in the aggregate materially detract from the value of the Property of the Company’s

Subsidiaries or materially impair the use thereof in business operations; (m) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a depository institution; (n) Liens existing on the date hereof and described in Schedule 1.1; (o) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; (p) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (q) Liens securing Rate Management Transactions and any other rate swaps, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transaction, currency swap transactions, cross-currency rate swap transactions, currency option or any other similar transactions, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; (r) Liens securing cash management services, including without limitation, credit cards, credit card processing services, debit cards, purchase cards, stored value cards, automated clearing house or wire transfer services, or treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services; (s) deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (t) landlord’s or other like Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; (u) Liens arising out of judgments, attachments or awards not resulting in an Event of Default; (v) Liens on property rented to, or leased by, the Company or any Subsidiary pursuant to a sale and leaseback transaction not prohibited by this Agreement; (w) Liens or leases or licenses or sublicenses or subleases by the Company or any Subsidiary as licensor, lessor, sublicensor or sublessor of any of such Person’s property, including intellectual property, on customary terms entered into in the ordinary course of business so long as such leases or licenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto; (x) Liens in the ordinary course of business on specific items of inventory or other goods, and proceeds thereof, of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds, surety bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Subsidiary of the Company; (y) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and (z) other Liens not securing Indebtedness for borrowed money or letters of credit and as to which the aggregate amount secured thereby does not exceed $1,000,000.

“Person” shall mean an individual, partnership, corporation, limited liability company, partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.
“Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by the Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” shall mean any interest of any Person of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.
“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company and the Lender or any of its Affiliates which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Regulation” shall mean any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to the Lender.
“Regulatory Authority” shall mean any state, federal or other Government Authority, agency or instrumentality, including, without limitation, the FDIC, the FRB, the Massachusetts Division of Banks, and the Securities and Exchange Commission, responsible for the examination and oversight of the Company and each Bank Subsidiary.
“Related Documents” shall mean the Revolving Credit Note, the Negative Pledge Agreement, the Term Note, and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company in connection with any of the Obligations or the loan transactions contemplated under this Agreement, all as amended, restated, supplemented, modified or extended from time to time.
“Reprice Date” shall mean the first day of each month.
“Requirements of Law” shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.
“Restricted Payments” shall mean (a) dividends or other distributions by the Company or any Subsidiary based upon the equity interests of the Company or any Subsidiary (except (i) dividends payable to the Company or any Subsidiary by any Subsidiary and (ii) dividends payable solely in equity interests of the Company), and (b) any other distribution by the Company in respect of the equity interests of the Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise.
“Return on Average Assets” shall mean the ratio of Net Income to Average Assets, as determined on a consolidated basis for the Company and the Bank Subsidiaries and prepared in accordance with GAAP and in a manner consistent with the most recent report(s) delivered to any relevant Government Authority pursuant to any Call Report or other information required to be delivered to any Government Authority, expressed as a percentage.
“Revolving Credit Note” shall mean the promissory note from the Company to the Lender in the form of Exhibit C evidencing the Revolving Loans, as amended, restated, supplemented, modified, extended or restated from time to time.

“Revolving Loan Commitment” shall mean an aggregate principal amount not to exceed $50,000,000.

“Revolving Loans” shall mean the loans to the Company pursuant to Section 2.1 of this Agreement and evidenced by the Revolving Credit Note.

“Subordinated Indebtedness” shall mean any Indebtedness of the Company the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender. For the avoidance of doubt, the Company’s (i) Fixed-to-Floating Rate Subordinated Notes due November 15, 2024 in the original principal amount of $35,000,000, and (ii) 4.75% Fixed-to-Floating Rate Subordinated Notes due 2029, each constitute Subordinated Indebtedness.
“Subsidiary” shall mean as to any Person, a Bank Subsidiary, a corporation, limited liability company, partnership, association, joint venture or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Tangible Capital” shall mean, as of any date of determination, total common stockholders’ equity, plus preferred stock, plus surplus, plus retained earnings, plus accumulated comprehensive income and other equity capital components, plus Loan Loss Reserves, plus capital qualified notes and debentures (to the extent such instruments qualify as capital), minus, goodwill and other intangible assets.
“Tax” or “Taxes” shall mean any present and future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Term Loan” shall mean the term loan to the Company pursuant to Section 2.2 of this Agreement and evidenced by the Term Note.

“Term Note” shall mean the promissory note from the Company to the Lender in the form of Exhibit D evidencing the Term Loan, as amended, restated, supplemented, modified, extended or restated from time to time.

“Termination Date” shall mean (i) with respect to the Revolving Loans, March 28, 2020, and (ii) with respect to the Term Loan, March 28, 2022 or, in any case, such earlier date on which the Obligations shall terminate as provided in this Agreement.

“Total Assets” shall mean, with respect to any Person, the total assets of such Person, as set forth or reflected, or as should be set forth or reflected, on the most recent balance sheet of such Person, prepared in accordance with GAAP.
“Total Risk-Based Capital Ratio” shall mean, as of any date of determination, the Total Risk-Based Capital Ratio determined in accordance with the rules and regulations of the appropriate Regulatory Authority as from time to time in effect, and any successor or other regulation or official interpretation of said Regulatory Authority relating thereto.

“Unused Fee Percentage” shall mean 0.20%.
1.2    Accounting and Financial Determinations.
(a)    To the extent applicable and except as otherwise specified in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include Company and each Subsidiary in each such calculation and shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Securities and Exchange Commission (or its boards or committees or successors thereto or agencies with similar functions), the effective date of which change is after the date hereof, and such change results in a change in the method of calculation of financial covenants, standards or terms found in Section 5.10, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place.
(b)    All regulatory determinations and calculations made in connection with the determination of the status of the Company and any Bank Subsidiary as well capitalized under Section 5.10 hereof, shall be made in accordance with the laws, rules, regulations and interpretations thereof by the Government Authority charged with interpretations thereof, as in effect on the date of such determination or calculation, as the case may be.
(c)    When used herein, the term “financial statement” shall include balance sheets, statements of income, statements of stockholders’ equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated basis, unless otherwise specified.
1.3    Interpretation. The words “hereof,” “herein” and “hereunder” and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified. Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.
1.4    Other Terms. Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. Terms defined in other Sections of this Agreement shall have the meanings set forth therein.
SECTION 2 AMOUNTS AND TERMS OF OBLIGATIONS
2.1    Revolving Loans.
(a)    Prior to the Termination Date, and so long as no Default has occurred and is continuing, the Lender agrees, on the terms and conditions set forth in this Agreement, to extend to the Company Revolving Loans from time to time in amounts not to exceed in the aggregate at any one time outstanding the Revolving Loan Commitment. Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow the Revolving Loans prior to the Termination Date for Revolving Loans. The Revolving Loans made by the Lender shall be evidenced by the Revolving Credit Note.
(b)    Prior to an Event of Default, and except as otherwise provided herein, each Revolving Loan shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration, default or otherwise) at the rate per annum equal to the LIBOR Rate, or the Alternate Base Rate, if specified in a Loan/Rate Conversion Request. Interest shall be computed daily based on the actual number of days elapsed and a year of 360 days.
(c)    From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay to the Lender all accrued and unpaid interest on each Revolving Loan on the first Business Day of each month commencing on the first Business Day of May, 2019 and on the first Business Day of each month thereafter. The Lender may debit to the Company’s Loan Account all unpaid and accrued interest on the Revolving Loans when due without prior notice to or consent of the Company.
(d)    Notwithstanding anything to the contrary herein, all outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable to the Lender on the Termination Date for the Revolving Loans.
(e)    Each Revolving Loan shall be in the principal amount of the lesser of (i) $100,000 or a multiple thereof, and (ii) the Maximum Available Commitment. Upon fulfillment of the conditions specified in Section 4 hereof, the Lender shall promptly deposit the amount of such Revolving Loan in an account of the Company designated by the Company to be used for such purpose.
2.2    Term Loan.
(a)    On the date hereof, the Lender agrees to extend to the Company the Term Loan in an aggregate principal amount of $75,000,000. The Term Loan shall be subject to all of the terms and conditions set forth in this Agreement. The Term Loan made by the Lender shall be evidenced by the Term Note.
(b)    Prior to an Event of Default, and except as otherwise provided herein, the Term Loan shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration, default or otherwise) at the rate per annum equal to the LIBOR Rate, or the Alternate Base Rate, if specified in a Loan/Rate Conversion Request. Interest shall be computed daily based on the actual number of days elapsed and a year of 360 days.
(c)    The Company shall pay to the Lender all accrued and unpaid interest on the Term Loan on the first Business Day of each month commencing on the first Business Day of May, 2019 after the funding of the Term Loan and on the first Business Day of each month thereafter. The Lender may debit to the Company’s Loan Account all unpaid and accrued interest on the Term Loan when due without prior notice to or consent of the Company. The Company shall pay principal outstanding under the Term Note in equal quarterly installments of $4,687,500.00 each payable commencing on the first Business Day of July 2020 after the funding of the Term Loan and on the first Business Day of each October, January, April and July thereafter. Amounts paid or prepaid on the Term Loan may not be reborrowed.
(d)    Notwithstanding anything to the contrary herein, all outstanding unpaid principal and accrued interest on the Term Loan shall be due and payable to the Lender on the Termination Date for the Term Loan.
2.3    Interest After Default. After an Event of Default, upon the written notice of the Lender, each of the Obligations shall bear interest at the rate of two percent (2.0%) per annum in excess of the applicable rates set forth in this Agreement. In no event shall the interest rate under the Notes exceed the highest rate permitted by law.
2.4    Loan Account. The Lender will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time. The Lender shall also record in the Loan Account, in accordance with the Lender’s customary accounting practices, all accrued interest and all other charges, expenses and other items properly chargeable to the Company hereunder or under the Related Documents, all payments made by the Company with respect to the Obligations, and all other debits and credits. Not more frequently than once each month, the Lender shall render a statement of account of the Loan Account (including a statement of the outstanding principal balance of the Loans, accrued and unpaid interest on the Loans, accrued fees and expenses and the applicable interest rate for each Loan) which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company absent manifest error, unless the Company notifies the Lender to the contrary within 30 days the Company’s receipt of such statement; provided, however, that the Lender is entitled to adjust the Company’s Loan Account for any manifest errors and Company may notify Lender that any such adjusted statement is not correct and/or is not accepted within 30 days of the Company’s receipt of such adjusted statement.
2.5    Payments. All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff, counterclaim, reduction or deduction, and free of any restriction or condition, and delivered to the Lender not later than 2:00 PM (New York time) on the date due, it being understood and agreed that funds received by the Lender after such time on any date shall be deemed to have been paid by the Company on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day in Dollars in same day funds, and such extension of time shall in such case be included in the computation of payment of interest on the Notes.
2.6    Prepayments.
(a)    Optional Prepayments. Subject only to the payment of any amounts required by Sections 2.9, 2.10, 2.12 or 2.13 hereof, the Company may, at its option and at any time, prepay the Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided, however, that any prepayment of a Loan shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding. Prepayments of the Term Loan shall be applied as directed by the Company, and in the absence of any such designation, shall be applied to principal payments in inverse order of maturity.
(b)    Mandatory Prepayments.
(i)    At any time that the aggregate principal amount of Revolving Loans outstanding hereunder exceeds the Revolving Loan Commitment, the Company shall immediately pay the amount of such excess in immediately available funds, together with interest accrued on the amount of such payment.
(ii)    In the event that the BHB Merger is not consummated within ten (10) Business Days following the initial borrowing under this Agreement (as such date may be extended in writing by the Lender to the date that is twenty (20) Business Days following the initial borrowing under this Agreement), the Company shall immediately pay the entire outstanding principal amount of the Revolving Loans and the Term Loan, plus any accrued but unpaid interest thereon.
2.7    General Provisions Applicable to Loans.

(a)    The Company may (i) obtain Revolving Loans, or (ii) request that the Revolving Loans and/Term Loan be converted to a different interest rate by submitting a Loan/Rate Conversion Request in writing, including but not limited to submissions via facsimile, emails and/or documents in electronic format. Such request shall be received by the Lender by (x) with respect Revolving Loans bearing interest at the Alternate Base Rate, 11:00 a.m. (New York time) on the Borrowing Date set forth in the applicable Loan/Rate Conversion Request and (y) with respect to Revolving Loans bearing interest at the LIBOR Rate, 2:00 p.m. (New York time) two (2) New York Banking Days before the Borrowing Date set forth in the Loan/Rate Conversion Request and, in each case, shall specify, as applicable (i) a Borrowing Date, (ii) the amount of the Revolving Loan requested, and (iii) whether the applicable Loans will be LIBOR Rate Loans or bear interest by reference to the Alternate Base Rate. Each Loan shall accrue interest at the LIBOR Rate or the Alternate Base Rate, as specified in the Loan/Rate Conversion Request until a subsequent Loan/Rate Conversion Request shall be submitted under this Section. Once submitted, each Loan/Rate Conversion Request shall be irrevocable and no Loan/Rate Conversion Request may be modified, altered or amended without the prior written consent of the Lender.
(b)    The Company may, upon three (3) calendar days’ prior written notice to the Lender, permanently reduce or terminate the aggregate amount of the Revolving Loan Commitment; provided, that, no such reduction or termination shall reduce the aggregate amount of the Revolving Loan Commitment to an amount less than the aggregate unpaid principal balance of the Revolving Credit Note on the effective date of such reduction. Each reduction in the Revolving Loan Commitment shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 above such minimum (or if less, the entire then remaining amount of the Revolving Loan Commitment).

2.8    No Obligation to Extend or Forbear. The Company acknowledges and agrees that the Lender: (a) upon execution hereof, has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Lender will, extend credit or any other kind of financial accommodations to the Company after the Termination Date, or forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law; and (b) may at any time, in its sole and absolute discretion, exercise whatever rights and remedies the Lender may have under this Agreement, the Related Documents and applicable law. All Obligations shall be due in full on the Termination Date without further notice or demand.
2.9    Increased Costs
(a)Increased Costs Generally
. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the LIBOR Rate); (ii) subject the Lender to any Taxes (other than Indemnified Taxes, Excluded Taxes, and Other Taxes) on the Loans, or (iii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans; and in any case the result of any of the foregoing is to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, the Company will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitment or the Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
2.10    Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 2.9 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to Section 2.9 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Company shall not be required to compensate the Lender pursuant to Section 2.9 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
2.11    Availability of Types of Advances; Adequacy of Interest Rate.
(a)    If the Lender determines that (i) deposits of a type and maturity appropriate to match fund LIBOR Rate advances are not available to the Lender in the relevant market, or (ii) the interest rate applicable to LIBOR Rate advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining LIBOR Rate Loans, then the Lender shall suspend the availability of LIBOR Rate advances and require any affected LIBOR Rate Loans to be repaid or converted to Alternate Base Rate advances, subject to the payment of any funding indemnification amounts required by Section 2.12.
(b)    Notwithstanding the foregoing, in the event the Lender determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.11(a)(ii) have arisen and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in clause (ii) of this Section 2.11(b) or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Lender and the Company shall seek to jointly agree upon an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Lender and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Until an alternate rate of interest shall be determined in accordance with this Section 2.11(b), (x) any request pursuant to Section 2.7 that requests the conversion of any advance to, or continuation of any advance as, a LIBOR Rate Loan shall be ineffective and any such advance shall be continued as or converted to, as the case may be, an Alternate Base Rate advance, and (y) if any request pursuant to Section 2.7 requests a LIBOR Rate Loan, such advance shall be made as an Alternate Base Rate advance. If the alternate rate of interest determined pursuant to this Section 2.11(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
2.12    Funding Indemnification. If (a) a LIBOR Rate advance is not made on the date specified by the Company for any reason other than default by the Lender, or (b) the Company fails to borrow, convert, continue or prepay any LIBOR Rate advance on the date specified in any notice delivered pursuant hereto, the Company will indemnify the Lender for the Lender’s costs, expenses and Interest Differential (as determined by the Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest the Lender would have earned (from the investments in money markets as of the borrowing date of such advance) had prepayment not occurred and the interest the Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Company agrees that Interest Differential shall not be discounted to its present value. The Company hereby acknowledges that the Company shall be required to pay Interest Differential with respect to any portion of the principal balance paid or that becomes due before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment made following default, demand for payment, acceleration, collection proceedings, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Company to the Lender whether arising out of a voluntary or mandated prepayment.

2.13	Taxes.

(a)Any and all payments by or on account of any obligation of the Company or any Subsidiary under any Related Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Company or Subsidiary shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Company or Subsidiary shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.13) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)The Company and Subsidiaries shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)The Company and Subsidiaries shall indemnify the Lender, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto; provided; however, if the Company reasonably believes that such Indemnified Taxes and Other Taxes were not correctly or legally imposed or asserted by the relevant Governmental Authority, then the Lender shall cooperate (at the Company’s expense) with the Company’s reasonable efforts to reduce or eliminate such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Taxes by the Company or Subsidiary to a Governmental Authority pursuant to this Section 2.13, the Company shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority as the result of any act or omission by the indemnifying party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)Each party’s obligations under this Section 2.13 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Revolving Loan Commitment and the repayment, satisfaction or discharge of all obligations under any Related Document.

2.14Lender Statements; Survival of Indemnity. The Lender shall deliver a written statement of the Lender to the Company as to the amount due, if any, under Section 2.9, 2.10, 2.12 or 2.13. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though the Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Company under Sections 2.9, 2.10, 2.12 and 2.13 shall survive payment of the Obligations and termination of this Agreement.

2.15    Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, or fund advances whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by the Lender to the Company,  any obligation of the Lender to make or continue LIBOR Rate advances or to convert Alternate Base Rate advances to LIBOR Rate advances shall be suspended until the Lender notifies the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice,  the Company shall, upon demand from the Lender, prepay or, if applicable, convert all LIBOR Rate Loans to the Alternate Base Rate, either on the next succeeding interest payment date, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.

SECTION 3 REPRESENTATIONS AND WARRANTIES
In order to induce the Lender to enter into this Agreement and make and incur the Obligations as herein provided, the Company hereby represents and warrants to the Lender as follows:
3.1    Organization, Qualification and Subsidiaries. The Company is lawfully existing and in good standing as a Massachusetts corporation and as a registered bank holding company under the Bank Holding Company Act of 1956. The Company and each Subsidiary are lawfully existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder, and the Company and each Subsidiary has the corporate power and authority and all necessary licenses, permits and franchises to own its assets and conduct its business as presently conducted. All of the issued and outstanding capital stock of the Company and each of its Subsidiaries has been validly issued and is fully paid and non‑assessable. Except as set forth on Schedule 3.1 attached hereto, as of the date hereof, (a) the Company has no Subsidiaries; and (b) the Company does not own, directly or indirectly, more than 25% or $10,000,000, whichever is greater, of the total outstanding shares of any class of capital stock of any other Person.
3.2    Financial Statements. The Company’s year-end audited financial statements for December 31, 2018, audited by Ernst & Young LLP were prepared in accordance with GAAP consistently applied throughout the applicable period, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance, and present fairly the financial condition of the Company and its consolidated Subsidiaries as of such dates and the results of its operations and cash flows for the periods then ended and subject to year-end adjustments and lack of footnotes. The balance sheets and footnotes in the case of any audited financial states thereto show all known material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the respective dates thereof in accordance with GAAP. There has been no Material Adverse Effect since the date of the latest audited statements. The Fiscal Year of the Company and each Subsidiary begins on January 1.
3.3    Authorization. The making, execution, delivery and performance of this Agreement and the Related Documents by the Company have each been duly authorized by all necessary corporate action. The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority. This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; (b) legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (c) general principles of equity and applicable laws or court decisions limiting the enforceability of particular provisions.
3.4    Absence of Conflicting Obligations. The making, execution, delivery and performance of this Agreement and the Related Documents, and compliance with their respective terms, do not violate or constitute a default, breach or violation under (a) except as would not reasonably be expected to result in a Material Adverse Effect, any Requirements of Law or (b) any material covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.

3.5    Taxes. The Company has, and its Subsidiaries have, filed all federal, state, foreign and local Tax returns which were required to be filed, except (a) those returns for which the due date has not lapsed or has been validly extended; and (b) any returns with respect to which the failure to file would not be expected to have a Material Adverse Effect on the Company or its Subsidiaries. The Company has, and its Subsidiaries have, paid or made provisions for the payment of all Taxes, assessments, fees and other governmental charges owed, and no material Tax deficiencies have been proposed, threatened or assessed against the Company or its Subsidiaries. The federal income Tax liability of the Company and its Subsidiaries has been paid for all taxable years up to and including the taxable year ended December 31, 2017, and there is no pending or, to the best of the Company’s knowledge, threatened material Tax controversy or dispute as of the date hereof.
3.6    Absence of Litigation. There is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity which would reasonably be expected to have a Material Adverse Effect.
3.7    Accuracy of Information. All information, certificates, statements or reports given or made by the Company to the Lender in connection with or pursuant to this Agreement and the Related Documents were accurate, true and complete in all material respects when given, and did not contain any untrue statement or omission of a material fact necessary to make the statements herein or therein not materially misleading in the light of the circumstances made when given; provided that, with respect to projected financial information provided by the Company, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
3.8    Ownership of Property. The Company and each of its Subsidiaries has good and marketable title to all of its material Property, including, without limitation, the Property reflected in the Company’s consolidated balance sheets most recently delivered to or received by the Lender. There are no material Liens of any nature on any of the Property of the Company and its Bank Subsidiaries except Permitted Liens. All Property useful or necessary in the Company’s and its Subsidiaries’ business, whether leased or owned, is in adequate condition and, to the best of the Company’s knowledge conforms to all applicable Requirements of Law, except as would not reasonably be expected to result in a Material Adverse Effect. The Company and each Subsidiary owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the businesses of the Company and such Subsidiaries as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.
3.9    Federal Reserve Regulations. The Company and its Subsidiaries will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund Indebtedness originally incurred for any such purpose, except in compliance with all Requirements of Law; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.
3.10    ERISA. The Company and each of its Subsidiaries and anyone under common control with the Company under Section 4001(b) of ERISA is in compliance in all material respects with the applicable provisions of ERISA and, except where any such occurrence would not cause a Material Adverse Effect: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) except as would not be reasonably likely to result in a Material Adverse Effect or as otherwise listed on Schedule 3.10, there are no unfunded vested liabilities of any Employee Plan administered by the Company or its Subsidiaries; and (e) the Company and its Subsidiaries or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.
3.11    Not an Investment Company. The Company is not (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005.
3.12    No Defaults. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or to which any of its Property is subject, or (c) any Indebtedness.
3.13    Environmental Laws. The business of the Company and each of its Subsidiaries has been operated in all material respects in compliance with all Environmental Laws and neither the Company nor any Subsidiary is subject to any known Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances are known by the Company to exist which would give rise to such Environmental Liabilities, except for such Environmental Liabilities that in the aggregate would not cause a Material Adverse Effect. No notice has been served on the Company or any Subsidiary claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws which would cause a Material Adverse Effect.
3.14    Labor Matters. There are no labor disputes between the Company or any Subsidiary, and any of its employees which individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect.
3.15    Reserved.
3.16    Solvency. The Company and its Subsidiaries, taken as a whole, are not “insolvent,” nor will the Company’s incurrence of loans, direct or contingent, to repay the Obligations render the Company and its Subsidiaries, taken as a whole, “insolvent.” For purposes of this Section 3.16, a corporation is “insolvent” if (a) the “present fair salable value” (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (b) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (c) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (d) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 3.16, the following terms have the following meanings: (i) the term “debts” includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (ii) the term “present fair salable value” of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (iii) the term “regular market value” means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.
3.17    Bank Holding Company. Except as would not be reasonably likely to result in a Material Adverse Effect, the Company has complied with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended.
3.18    FDIC Insurance. The deposits held by each Bank Subsidiary of the Company are insured by the FDIC to the maximum extent permitted by applicable federal law, and except as would not reasonably be likely to result in a Material Adverse Effect, no event, act or omission has occurred which would adversely affect the status of any Bank Subsidiary as an FDIC-insured bank.
3.19    Investigations. Neither the Company nor any Bank Subsidiary is (a) to its knowledge, under investigation by any Regulatory Authority or any other Government Authority which would cause a Material Adverse Effect, or (b) operating under any material formal or informal restrictions or understandings imposed by or agreed to in connection with any Regulatory Authority or any other Government Authority which would cause a Material Adverse Effect.
SECTION 4 CONDITIONS PRECEDENT TO OBLIGATIONS
4.1    Initial Obligations. The obligation of the Lender to make the initial Loans is conditioned on the Lender receiving, prior to or on the date of the Lender’s first extension of credit, each of the following items in form, detail and content reasonably satisfactory to the Lender and its counsel:
(a)the executed Revolving Credit Note and Term Note;

(b)the executed Negative Pledge Agreement;

(c)to the extent any Revolving Loans are being borrowed, an executed Loan/Rate Conversion Request;

(d)a certificate of the secretary or an assistant secretary of the Company certifying (i) an attached complete and correct copy of its bylaws; (ii) an attached complete and correct copy of resolutions duly adopted by the Company’s board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) an attached complete and correct copy of its articles of incorporation and certification that its articles of incorporation or charter have not been amended since the date of the last date of amendment thereto indicated on the certificate of the secretary of state; (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a cer-tification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate; (v) that there are no material Liens of record on the Property of the Company or any Bank Subsidiary other than Permitted Liens;

(e)an opinion of counsel for the Company in form and substance reasonably satisfactory to the Lender and its counsel;

(f)certificates of status or good standing for the Company issued by the Office of the Secretary of State of incorporation or organization and certified copies of the Articles of Organization for the Company, all issued by the Office of the Secretary of State of incorporation within thirty (30) days of the date hereof;

(g)the Company shall have paid an upfront commitment fee for the Term Loan equal to $75,000, including any portion of such fee paid prior to closing; and

(h)there shall not exist any Default or Event of Default under Section 5.10 of this Agreement;

(i)Lender shall have received (i) audited financial statements of the Company and BHB for the prior three completed fiscal years ended at least 90 days prior to the date of this Agreement; and (ii) unaudited financial statements of the Company and BHB for each subsequent fiscal quarter ended at least 45 days prior to the date of this Agreement;

(j)there shall not have occurred, after December 31, 2017, any change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect (as defined in the BHB Merger Agreement) with respect to the Company and its Subsidiaries;

(k)Lender shall have received a copy of the definitive BHB Merger Agreement. The terms of the BHB Merger Agreement shall be reasonably satisfactory to Lender (it being acknowledged that the “execution copy” version of the BHB Merger Agreement received by counsel to Lender and acknowledged by such counsel as the applicable version thereof for purposes of this parenthetical, is satisfactory to Lender).

(l)the BHB Merger shall have been consummated, or is scheduled to be consummated within ten (10) Business Days following the initial borrowing under this Agreement, in accordance with the BHB Merger Agreement in all material respects, and no provision of the BHB Merger Agreement shall have been waived, amended, supplemented or otherwise modified (including any consent thereunder) in a manner materially adverse to Lender without the consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned);

(m)Lender shall have received all such information as is reasonably requested by Lender to the extent necessary for Lender to comply with anti-money laundering laws and regulations;

(n)all governmental and shareholder approvals necessary to consummate the BHB Merger shall have been obtained;

(o)the representations of the Company contained in Sections 3.1 and 3.3 of this Agreement shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct after giving effect to such materiality qualifier); and

(p)the Merger Agreement Representations shall be true and correct in all material respects. For purposes of this condition, the “Merger Agreement Representations” shall mean the representations made by or on behalf of BHB and/or Blue Hills Bank in the BHB Merger Agreement as are material to the interests of Lender, but only to the extent that the Company has the right to terminate their respective obligations under the BHB Merger Agreement (or decline to consummate the BHB Merger) as a result of a breach of such representations.

4.2    Subsequent Obligations. In addition to the terms and conditions otherwise contained herein, the obligation of the Lender to make or incur subsequent Obligations is subject to the satisfaction, on the date of making or incurring each such Obligation, of the following conditions:
(a)All of representations and warranties of the Company contained in this Agreement and the Related Documents shall be true and accurate in all material respects as if made on such date, except to the extent that, such representations and warranties that specifically relate to an earlier date, in which case they shall be true and accurate in all material respects as of such earlier date, and except that the representations and warranties contained in Section 3.2 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3;

(b)receipt by the Lender of a Loan/Rate Conversion Request executed by the Company;

(c)[Reserved];

(d)there shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation;

(e)the aggregate principal amount of all Revolving Loans outstanding together with the amount of any Revolving Loan requested shall not exceed the Revolving Loan Commitment; and

(f)each of the Related Documents shall remain in full force and effect.
SECTION 5 AFFIRMATIVE COVENANTS
The Company covenants and agrees to and for the benefit of the Lender, that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Lender are paid in full (other than contingent indemnification obligations for which no claim has been made), it shall and shall cause each Subsidiary to:
5.1    Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes. (a) Maintain its corporate existence, licenses, permits, rights and franchises, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply in all material respects with all Requirements of Law, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) conduct its business substantially as now conducted and proposed to be conducted; and (d) pay before the same become delinquent and before penalties accrue thereon, all Taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided, except where the failure to do so would not be expected to have a Material Adverse Effect.
5.2    Maintenance of Property; Insurance.
(a)Keep all Property material to its business, useful and necessary in its business, whether leased or owned, in adequate condition, ordinary wear and tear excepted.

(b)Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Lender, including without limitation insurance coverage by the FDIC with respect to the Bank Subsidiaries. Upon the Lender’s request, the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

5.3    Financial Statements; Notices. Maintain an adequate system of accounting in accordance with sound accounting practice, and furnish to the Lender such information respecting the business, assets and financial condition of the Company and its Subsidiaries as the Lender may reasonably request and, without request, furnish to the Lender:
(a)as soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year), financial statements including the balance sheet for the Company and its Subsidiaries as of the end of each such Fiscal Quarter and statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each such Fiscal Quarter and for that part of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year certified as true, correct and complete, subject to review and normal year‑end adjustments, by the chief financial officer, president, treasurer or controller of the Company. The Lender agrees that posting to EDGAR of the Form 10-Q for the Company for each Fiscal Quarter will meet all financial statement delivery requirements of this Section 5.3(a);

(b)as soon as available, and in any event within seventy-five (75) days after the close of each Fiscal Year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Company and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, changes in shareholders’ equity and cash flows for such year and for the previous Fiscal Year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Lender, which report shall be accompanied by (i) the unqualified opinion of such accountants to the effect that the statements present fairly, in all material respects, the financial position of the Company as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP; and (ii) a certificate of such accountants stating that their audit disclosed no Default or that their audit disclosed a Default and specifying the same and the action taken or proposed to be taken with respect thereto. The Lender agrees that the posting to EDGAR of the Form 10-K for the Company for each Fiscal Year will meet all financial statement delivery requirements of this Section 5.3(b);
(c)as soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year) and seventy-five (75) days after the end of each Fiscal Year, copies of the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies - FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies - FR Y-9C prepared by the Company in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities. The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Parent Company Only Financial Statements for Large Bank Holding Companies - FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies - FR Y-9C for the Company will meet all report delivery requirements of this Section 5.3(c);

(d)as soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (excluding any Fiscal Quarter that completes a Fiscal Year) and seventy-five (75) days after the end of each Fiscal Year, the certificate of the chief financial officer, president, treasurer or controller of the Company substantially in the form of Exhibit E hereto, among other things: (i) showing the calculations of the financial covenants contained herein (which shall be based on the relevant financial information contained in the applicable Call Report); (ii) stating that a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents; and (iii) stating that no Default has occurred and is continuing (or if a Default has occurred and is continuing, describing such Default in reasonable detail and specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same);

(e)as soon as available, and in any event within five (5) Business Days of filing, a copy of each other filing and report made by the Company with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company to its equity holders generally. The Lender agrees that the posting to EDGAR of any such communication will meet all filing and report delivery requirements of this Section 5.3(e);

(f)as soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter, the complete Call Report prepared by Company and/or each Bank Subsidiary at the end of such Fiscal Quarter in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities. The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Call Report for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(f);

(g)as soon as available, and in any event within five (5) days, but without duplication of any other requirements set forth in this Section 5.3, a copy of all periodic reports which are required by law to be furnished to any Regulatory Authority having jurisdiction over the Company or any Bank Subsidiary (including, without limitation, Federal Reserve Bank reports, but excluding any report which applicable law or regulation prohibits the Company or a Bank Subsidiary from furnishing to the Lender). The Lender agrees that the posting to the applicable Regulatory Authority’s website for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(g); and

(h)promptly upon learning of the occurrence of any of the following, and subject in each case to applicable Requirements of Law, written notice thereof, describing the same in reasonable detail and the steps being taken with respect thereto: (i) the occurrence of any Default or Event of Default; and (ii) any event which has had a Material Adverse Effect on the Company.
All financial statements referred to herein shall be complete and correct in all material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance.
5.4    Inspection of Property and Records. Subject to applicable Requirements of Law, at any time during business hours following reasonable notice, as often as may be reasonably desired and at the Company’s expense, permit representatives of the Lender to visit the Company’s and its Subsidiaries’ Property, to reasonably examine the Company’s and its Subsidiaries books and records and to reasonably discuss the Company’s and its Subsidiaries’ affairs, finances and accounts with its respective officers and independent certified public accountants (who shall be instructed by the Company to comply with reasonable requests of the Lender or its agents for access to the work papers of such accountants) and the Company shall reasonably facilitate such inspection and examination; provided, however, that if no Event of Default has occurred and is continuing, no more than one such examination shall occur per year and such inspection shall not apply to the review of any information which applicable law or regulation prohibits the Company or a Bank Subsidiary from furnishing to the Lender.

5.5    Use of Proceeds. Use the entire proceeds of the Obligations only for working capital, general corporate purposes of the Company and its Subsidiaries and to finance Permitted Acquisitions (including the BHB Merger).
5.6    Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or any Subsidiary is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder, except where the failure to do so would not be expected to have a Material Adverse Effect.
5.7    Environmental Compliance. The Company will observe and comply with, and cause each Subsidiary to observe and comply with, all Environmental Laws to the extent non‑compliance would reasonably be expected to constitute a Material Adverse Effect.
5.8    Fees and Costs.
(a)Pay the Lender on the first Business Day of each of January, April, July and October, in arrears, the accrued and unpaid commitment fee (“Commitment Fee”) for the Revolving Loan Commitment, which Commitment Fee shall accrue at a rate per annum equal to the Unused Fee Percentage multiplied by the difference between (i) the Revolving Loan Commitment, and (ii) the Average Daily Principal Balance during the most recently ended Fiscal Quarter (or any portion of such Fiscal Quarter). The Commitment Fee shall be computed daily based on the actual number of days elapsed in a year of 360 days. All unpaid Commitment Fees shall be due and payable on the Termination Date. The Lender may debit to the Company’s Loan Account all Commitment Fees when due, without prior notice to or consent of the Company.

(b)Pay promptly upon receipt of an invoice the reasonable fees and expenses to be reimbursed to the Lender pursuant to Section 5.4, including, without limitation, travel expenses incurred by representatives of the Lender.

(c)Pay promptly upon receipt of an invoice from the Lender all reasonable fees and expenses to be reimbursed to the Lender pursuant to this Agreement and the Related Documents, and any amendments thereof and supplements thereto, including, without limitation, the reasonable and document fees of a single firm of counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto, and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.

(d)Pay promptly upon receipt of an invoice from the Lender all reasonable fees and expenses (including reasonable and documented attorneys’ fees) incurred by the Lender in seeking advice under this Agreement and the Related Documents with respect to protection or enforcement of the Lender’s rights and remedies under this Agreement and the Related Documents and with respect to the Obligations (including collection thereof) and all costs and expenses which may be incurred by the Lender as a consequence of a Default as provided in Section 7.2 and all reasonable fees and expenses incurred by the Lender in connection with any bankruptcy, receivership, conservatorship or other debtor relief proceeding or any federal or state liquidation, rehabilitation or supervisory proceeding involving the Company or any of its Subsidiaries.

5.9    Indemnity. Indemnify the Lender, and its employees, officers, directors, shareholders, agents, attorneys, successors and permitted assigns (each such Person being called an “Indemnitee”) against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including, without limitation, attorneys’ fees and expenses, incurred by them arising out of, in any way connected with, or as a result of: (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement of the Lender’s rights under this Agreement or the Related Documents; (b) the execution and delivery of this Agreement by the Company and the performance of the Obligations; and (c) any claim, litigation, investigation or proceedings relating to any of the foregoing or the transactions contemplated by this Agreement, whether or not the Lender is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses which are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of an Indemnitee or a breach by the Indemnitee of its obligations hereunder. The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Lender or the Company and the content or accuracy of any representation or warranty made under this Agreement. Neither the Company nor any indemnified person shall be liable for any special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Agreement, the Related Documents, or its activities related thereto.
5.10    Financial Covenants.
(a)    With respect to the Company on a consolidated basis, maintain at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 11.5%.

(b)    With respect to the Company on a consolidated basis and with respect to each Bank Subsidiary, maintain at all times such capital as may be necessary to cause the Company and such Bank Subsidiary to be classified as a “Well Capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the primary Regulatory Authority that has supervisory authority over the Company and/or such Subsidiary.

(c)    With respect to the Company on a consolidated basis, maintain at the end of each Fiscal Quarter a ratio of Non-Performing Assets to Tangible Capital not to exceed 25.00%, reducing to 16.00% for the Fiscal Quarter ended March 31, 2020 and each Fiscal Quarter ended thereafter.

(d)    With respect to the Company on a consolidated basis, maintain at the end of each Fiscal Quarter (calculated on a rolling four-quarter basis) a Return on Average Assets of at least 0.80%; provided, however, for purposes of calculating the Return on Average Assets for any period of determination, one-time gains/losses and tax-adjusted M&A expenses shall be excluded from the calculation of Net Income.

5.11    Regulatory Compliance. Except as would not reasonably be expected to result in a Material Adverse Effect, at all times remain in material compliance with all regulatory rules and requirements of or imposed by the FDIC and all other Regulatory Authorities which are applicable to or govern the Company or any of its Subsidiaries.

5.12    Anti-Money Laundering Compliance. Provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with anti-money laundering laws and regulations.

SECTION 6 NEGATIVE COVENANTS
The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Lender are paid in full (other than contingent indemnification obligations for which no claim has been made), the Company and each Subsidiary shall not directly or indirectly without the prior written consent of the Lender:
6.1    Change of Control; Consolidation, Merger, Acquisitions, Etc. Except for Permitted Acquisitions, (a) enter into a Change of Control transaction; or (b) purchase or otherwise acquire all or substantially all of the assets or stock of a Person.
6.2    Holding Company Indebtedness. With respect to the Company only (and not any of its Subsidiaries, which in no event shall be bound by this Section 6.2) issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Holding Company Indebtedness, except: (a) the Obligations; (b) Holding Company Indebtedness fully and fairly reflected on the Company’s most recent financial statements delivered to the Lender for the Fiscal Year ended December 31, 2018; (c) Trade accounts payable in the ordinary course of business; (d) Indebtedness secured by Permitted Liens in a principal amount not to exceed $2,000,000 in the aggregate at any time outstanding; (e) Subordinated Indebtedness in a principal amount not to exceed $150,000,000 at any time outstanding that does not mature until after the latest then effective Termination Date and is unsecured and expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Obligations; (f) Indebtedness constituting obligations of the Company (after giving effect to the Permitted Acquisition) under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Person of trust preferred securities that are issued and outstanding as of the date hereof; (g) Indebtedness owed by the Company or any “affiliate” of the Company (as defined in Regulation W of the FRB and Sections 23A or 23B of the Federal Reserve Act) to any Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified); (h) Holding Company Indebtedness secured by Permitted Liens under clauses (q) and (r) of the definition thereof, so long as any swap or hedging obligations thereunder are entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes; (i) Holding Company Indebtedness secured by Permitted Liens pursuant to clause (e) of the definition thereof; (j) Holding Company Indebtedness assumed in connection with a Permitted Acquisition; (k) Holding Company Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit; (l) Holding Company Indebtedness consisting of guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (m) Holding Company Indebtedness incurred in the ordinary course of business owed to any Person providing property, casualty, liability, or other insurance to the Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year; (n) unsecured Indebtedness of the Company owing to employees, former employees, officers, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption by the Company of the equity interests of the Company that has been issued to such Persons; (o) to the extent constituting Indebtedness, the items disclosed on Schedule 3.10; and (p) other Indebtedness, provided that the aggregate principal amount of such other Indebtedness does not exceed $2,000,000 at any time outstanding.
6.3    Liens; Negative Pledges. Create or permit to be created or allow to exist any Lien upon or interest in any Property of the Company or any Bank Subsidiary except Permitted Liens. The Company further agrees that it shall not, without the prior written consent of the Lender, enter into, become a party to or become subject to any negative pledge agreement relating to any of its Property with any third party except as set forth in the Related Documents.
6.4    Dividend; Distributions. Declare or pay Restricted Payments if an Event of Default has occurred and is continuing under Section 7.1(a).
6.5    Loans; Investments. Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (collectively, “Investments”) except Investments (including without limitation Permitted Acquisitions) made in accordance with all material Requirements of Law (except as would not reasonably be expected to result in a Material Adverse Effect) and otherwise not prohibited by this Section 6.
6.6    Compliance with ERISA. Except as set forth on Schedule 3.10, (a) Terminate any Employee Plan so as to result in any material liability to PBGC; (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a material liability to PBGC by reason of termination of any such Employee Plan.
6.7    [Reserved].
6.8    Affiliates. Permit any transaction with any Affiliate of the Company or a Subsidiary that materially violates Section 23A or 23B of the Federal Reserve Act, as amended, or enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate of the Company or a Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.
6.9    Subordinated Indebtedness. Except as set forth on Schedule 6.9, permit any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily repay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than, in each case, as not prohibited under (x) an accompanying subordination agreement in form and substance satisfactory to the Lender or (y) the subordination terms otherwise applicable to such indenture, note or other agreement.

SECTION 7 DEFAULT AND REMEDIES
7.1    Events of Default Defined. Any one or more of the following shall constitute an “Event of Default”:
(a)the Company shall fail to pay (i) any scheduled principal or interest when due, or (ii) any other Obligation (including, without limitation, the payments required by Sections 2.6, 2.7 and 5.8) within five (5) Business Days of when the same shall become due and payable, in either case whether upon demand, at maturity, by acceleration or otherwise;

(b)the Company or any of its Subsidiaries shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 5.1(a), 5.2(b), 5.3, 5.4, 5.5, or any provision of Section 6;

(c)the Company or any of its Subsidiaries shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related Documents and such failure shall continue for thirty (30) days after Company’s receipt written notice of such failure by Lender;

(d)the Company or any of its Subsidiaries shall default (as principal or guarantor or otherwise) in the payment of any other Indebtedness (including, without limitation, any subordinated Indebtedness) aggregating $5,000,000 or more, or with respect to any of the provisions of any agreement evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement, unless the Company or such Subsidiary is contesting such default in good faith and the Lender agrees, in its reasonable discretion, that the Company or such Subsidiary is so-contesting such default;

(e)any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Lender shall prove to have been incorrect in any material adverse respect as of the time when made or given;

(f)a final judgment (or judgments) for the payment of amounts aggregating in excess of $5,000,000 shall be entered and final against the Company or any of its Subsidiaries, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after forty-five (45) days from the date of entry thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage);

(g)the Company or any of its Subsidiaries shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or such Subsidiary or a substantial part of its respective assets; (iv) suffer a rehabilitation proceeding, custodianship, receivership, conservatorship or trusteeship to continue undischarged for a period of sixty (60) days or more; (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (vi) by any act or omission indicate its consent to, approval of or acquiescence in any rehabilitation proceeding or any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, conservator or any trustee for it or any substantial part of any of its properties; or (vii) adopt a plan of liquidation of its assets;

(h) any Person shall: (i) petition or apply to any tribunal for the appointment of a custodian, receiver, conservator or any trustee for the Company or any Subsidiary or a substantial part of its respective assets which continues undischarged for a period of sixty (60) days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, rehabilitation, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more;

(i)(x) the FDIC, the FRB, or any other Regulatory Authority shall (A) issue any formal material notice, order or directive involving activities deemed unsafe or unsound by the Company or any of its Bank Subsidiaries which would reasonably be expected to have a Material Adverse Effect, (B) issue a memorandum of understanding, capital maintenance agreement, cease and desist order, prompt corrective action order, or other directive (including a capital raise directive) involving the Company or any of its Bank Subsidiaries which would reasonably be expected to have a Material Adverse Effect, (C) otherwise materially restrict the ability of the Bank Subsidiaries, as a whole, to pay dividends to the Company without prior regulatory approval, or (y) the FDIC shall terminate its insurance coverage with respect to the Bank Subsidiaries; or

(j)this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company shall so assert or shall attempt to revoke or terminate this Agreement or any Related Document.

7.2    Remedies Upon Event of Default. Upon the occurrence of an Event of Default (which has not been cured to the extent cure is expressly permitted):
(a)    specified in clause (g) or (h) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived: (i) the obligations of the Lender to make any further advances to the Company shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable;
(b)    specified in any clauses of Section 7.1 other than clause (g) or (h), the Lender may, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived, (i) immediately terminate its obligation to make any further advances to the Company, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable;
(c)    the Lender may at any time, without prior notice or demand, set off any credit balance or other money now or hereafter owed to the Company against all or any part of the Obligations hereunder; and
(d)    the Lender shall have all of the rights and remedies provided to the Lender by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.
In addition to and not in lieu of any other right or remedy the Lender might have, the Lender at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with, which after written demand the Company has failed or refused to do, perform or comply with, and the Company shall reimburse the Lender upon demand for any reasonable cost or expense which the Lender may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Revolving Credit Note following an Event of Default from the date of such demand until paid. No failure or delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy. No remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy, and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.
7.3    Termination of Commitment. During any time an Event of Default has occurred and is continuing, subject to any right to cure such Event of Default herein or in any of the Related Documents, the Lender shall have no further obligation to make any further Loans or advances to the Company for any reason, but any Loans or advances made by the Lender to the Company in its sole discretion shall become part of the Obligations.

SECTION 8 MISCELLANEOUS
8.1    Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company’s rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Lender. The Lender may at any time sell, assign, grant participations in or transfer, in whole or in part, to one or more banks or other entities (each, a “Transferee”) all or a portion of its rights under this Agreement or any other interest of the Lender in the Obligations; provided, however, so long as no Event of Default exists, the Company’s consent shall be required for any such assignment. Any such Transferee shall be bound by Section 8.2. Transferees to which a participation is granted (as opposed to a sale, assignment or other transfer) shall not have voting or consent rights under this Agreement and, notwithstanding such participations, the Lender’s obligations under this Agreement shall remain unchanged; the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and the Company shall continue to deal solely and directly with the Lender in connection with this Agreement. The Company agrees that upon the occurrence of any Event of Default each Transferee shall be deemed to have the right of setoff in respect of its participating interest in the Obligations to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement.
8.2    Confidentiality. The Lender shall hold all non-public information regarding the Company and the Subsidiaries and their businesses, obtained by any Lender pursuant to the requirements hereof, in accordance with its customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, the Lender (a) may make disclosures of such non-public information (i) to its Affiliates and to the Lender’s and its Affiliates’ respective employees responsible for the administration of this Agreement or the operations supporting the facility provided hereunder or otherwise on a “need-to-know” basis, legal counsel, independent auditors and other experts or agents and advisors or to the Lender’s current or prospective funding sources and to other Persons authorized by the Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 8.2 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and shall be instructed to keep such information confidential); (ii) to any actual or potential assignee, transferee, or Transferee of any rights, benefits, interests and/or obligations under this Agreement and the Related Documents or to any direct or indirect contractual counterparties (or the professional advisors thereto) in swap or derivative transactions related to the Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and required to acknowledge in writing their obligation to keep such information confidential); (iii) to (A) any rating agency in connection with rating the Company or its Subsidiaries or the Loans and/or the Revolving Loan Commitment or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (iv) as required or requested by any Regulatory Authority purporting to have jurisdiction over the Lender or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that unless prohibited by applicable law or court order, the Lender shall make commercially reasonable efforts to notify the Company of any request by such Regulatory Authority (other than any such request in connection with any examination of the financial condition or other routine examination of the Lender by such Regulatory Authority) for disclosure of any such non-public information at least two (2) Business Days prior to the actual disclosure thereof; (v) to the extent required by order of any court, governmental agency or representative thereof or in any pending legal or administrative proceeding, or otherwise as required by applicable law or judicial process; provided that unless prohibited by applicable law or court order, the Lender shall make reasonable efforts to notify the Company of such required disclosure at least two (2) Business Days prior to the actual disclosure of such non-public information; (vi) in connection with the exercise of any remedies hereunder or under any Related Document or any action or proceeding relating to this Agreement or any Related Document or the enforcement of rights hereunder or thereunder, (vii) with the consent of the Company, or (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 8.2, (B) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Company or a Subsidiary, or (C) is independently developed by the Lender; and (b) may disclose the existence of this Agreement and the non-public information about this Agreement to market data collectors and similar services providers to the lending industry (including for league table designation purposes) and to service providers to the Lender in connection with the administration and management of this Agreement and the other Related Documents.
8.3    Survival. All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.
8.4    Governing Law. This Agreement and the Related Documents shall be governed by the internal laws of the State of New York (regardless of such State’s conflict of laws principles). The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of counsel and, accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.
8.5    Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement and the Related Documents by facsimile, electronic mail (including pdf) or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
8.6    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
8.7    Notices. All communications or notices required or permitted by this Agreement shall be in writing, and shall be deemed to have been given or made when delivered in hand or deposited in the mail, or sent by facsimile or e-mail. Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:

if to the Company:	Independent Bank Corp
288 Union Street
Rockland, MA 02370
Attn: Mr. Jonathan Nelson, SVP / Treasurer
Mr. Edward H. Seksay, General Counsel
Fax: (508) 732-7948 and (508) 732-7783
E-mail: jonathan.nelson@rocklandtrust.com and
edward.seksay@rocklandtrust.com

with copies to: Day Pitney LLP:	One Jefferson Road
Parsippany, NJ 07054
Attn: Michael T. Rave, Esq.
Fax: (973) 206-6791
E-mail: mrave@daypitney.com

if to the Lender:	U.S. Bank National Association
Depository Financial Institution Group
5065 Wooster Road, CN-OH-L2CB
Cincinnati, OH 45226-2326
Attn: Cynthia M. Olson
E-mail: cynthia.olsonl@usbank.com

with copies to:	Michael Best & Friedrich LLP
100 E Wisconsin, Suite 3300
Milwaukee, WI 53202-4108
Attn: Alexander P. Fraser, Esq.
Fax: (414) 271-0656
E-mail: apfraser@michaelbest.com

8.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.9    Further Assurances. The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Lender may at any time reasonably request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Lender its rights, powers and remedies hereunder.
8.10    Submission to Jurisdiction. Any claim or issue arising out of this Agreement or the Related Documents will be enforced or resolved in any state or federal court having subject matter jurisdiction and located in New York, New York. For the purpose of any action or proceeding instituted with respect to any such claim, the Lender and the Company hereby irrevocably submit to the jurisdiction of such courts. The Lender and the Company irrevocably consent to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lender or the Company, as applicable, and each agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it. Nothing herein contained shall affect the right of the Lender or the Company to serve process in any other manner permitted by law or preclude the Lender or the Company from bringing an action or proceeding for injunctive relief in respect hereof in any other country, state or place having jurisdiction over such action. The Lender and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection which it/they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in New York, New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.
8.11    Waiver of Jury Trial. Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to (a) this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith, (b) arising from any relationship existing in connection with this Agreement or and any Related Document, or (c) any act, conduct or omission in connection with this Agreement, the Related Documents or any relationship created thereby, regardless of the time when the same may occur, and agrees that all matters relating thereto and any such action or proceeding shall be tried before a court and not before a jury.
8.12    Inducements. All statements, promises or inducements made to any party hereto in connection with this Agreement and the Related Documents are set forth herein or therein.
8.13    USA Patriot Act; Office of Foreign Assets Control. The Lender hereby notifies the Company and each of its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each of its Subsidiaries, which information includes the name and address of the Company and each of its Subsidiaries and other information that will allow the Lender to identify the Company and each of its Subsidiaries in accordance with the Patriot Act and the Company agrees to provide such information. In addition, and without limiting the foregoing sentence, the Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

8.14    Nonliability of the Lender. The relationship between the Company and the Lender shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Company or its Subsidiaries. The Company agrees that the Lender shall have no liability to the Company or any of its Subsidiaries (whether sounding in tort, contract, or otherwise) for losses suffered by the Company or any of its Subsidiaries in connection with, unless such losses are the result of gross negligence or willful misconduct of the Lender or any other Indemnitee, or breach in bad faith of the Lender or any other Indemnitee of their respective obligations, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement and the Related Documents, or any act, omission or event occurring in connection herewith or therewith. The Lender shall have no liability with respect to, and the Company hereby waives, releases, and agrees not to sue for, any special, indirect, or consequential damages suffered by the Company in connection with, arising out of, or in any way related to this Agreement, the Related Documents or the transactions contemplated hereby or thereby.

8.15    Recitals. The Recitals to this Agreement are true and correct and are incorporated in this Agreement by this reference.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
INDEPENDENT BANK CORP.

By: /s/ Jonathan Nelson___    _
Name: Jonathan Nelson
Title: SVP / Treasurer

[signatures continued on next page]

U.S. BANK NATIONAL ASSOCIATION
By: /s/ Jeffrey P Googins
Name: Jeffrey P. Googins
Title: Senior Vice President